AMENDMENT NO. 1, DATED SEPTEMBER 25, 2006,

TO CUSTODIAN AGREEMENT

BETWEEN

OLD MUTUAL ADVISOR FUNDS AND UNION BANK OF CALIFORNIA, N.A.,

DATED MAY 17, 2006

The Custodian Agreement (the "Agreement"), dated May 17, 2006, by and between Old Mutual Advisor Funds and Union Bank of California, N.A., is hereby amended to restate Section 3 and to add a new Schedule I, as follows:

3.    Establishment of Accounts. Principal hereby establishes with Custodian, and may in the future establish, one or more Accounts in Principal's name, with each such Account to be listed on Schedule I of this Agreement. The Account shall consist of Securities delivered to and receipted for by Custodian or by any Sub-Custodian. Custodian, in its sole discretion, may reasonably refuse to accept any property now or hereafter delivered to it for inclusion in the Account. Principal shall be notified promptly of such refusal and any such property shall be immediately returned to Principal.

Schedule I to Custodian Agreement

Accounts

Old Mutual Analytic Defensive Equity Fund

Old Mutual Analytic VA Defensive Equity Portfolio

By:	Old Mutual Advisor Funds, "Principal"

/s/ Mark E. Black
Authorized Signature

Mark E. Black, Chief Financial Officer
Name & Title

By:	Union Bank of California, National Association, "Bank"

/s/ Margaret Bond
Authorized Signature

Margaret Bond, Vice President
Name & Title

By:	Union Bank of California, National Association, "Bank"

/s/ Theresa Moore
Authorized Signature

Theresa Moore, Vice President
Name & Title